Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2017 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Fourth Quarter 2017

Board of Directors Declared Special Cash Dividend of $0.04 Per Share

EVANSTON, Ill., November 2, 2017 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights

•	Total investment income of $18.0 million

•	Net investment income of $9.2 million, or $0.38 per share

•	Adjusted net investment income of $9.8 million, or $0.40 per share(1)

•	Net increase in net assets resulting from operations of $12.1 million, or $0.49 per share

•	Invested $68.5 million in debt and equity securities, including five new portfolio companies

•	Received proceeds from repayments and realizations of $66.0 million

•	Paid regular quarterly dividend of $0.39 per share on September 22, 2017

•	Net asset value (NAV) of $391.2 million, or $15.97 per share, as of September 30, 2017

Management Commentary

“Our third quarter results illustrate both the benefits of our strategy and the overall health of our investment portfolio, which produced a solid double-digit gain in net investment income versus prior year and $6.3 million of net realized gains. From an investments and repayments perspective it was, as expected, an active quarter. As we look forward, we are maintaining our underwriting discipline and investment quality over quantity approach, investing in industries we know well and companies with positive long-term outlooks, recurring revenue streams and strong free cash flow generation. Our Board of Directors has declared a special cash dividend for the ninth time since our IPO in June 2011 and remains focused on delivering stable dividends for our shareholders,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2017 Financial Results

For the three months ended September 30, 2017, total investment income was $18.0 million, an increase of $3.6 million, or 25.0%, over the $14.4 million of total investment income for the three months ended September 30, 2016. The increase was attributable to a $4.2 million increase in interest income resulting from higher average debt investment balances outstanding during the three months ended September 30, 2017 as compared to the same period in 2016, partially offset by a $(0.5) million decrease in dividend income due to decreased levels of distributions received from equity investments during the three months ended September 30, 2017 as compared to the same period in 2016, and a $(0.1) million decrease in fee income resulting from fewer prepayments and amendments and related fees during the three months ended September 30, 2017 as compared to the same period in 2016.

For the three months ended September 30 2017, total expenses, including income tax provision, were $8.8 million, an increase of $1.1 million or 14.3%, from the $7.7 million of total expenses, including income tax provision, for the three months ended September 30, 2016. Interest and financing expenses for the three months ended September 30, 2017 were $2.5 million, a decrease of $(0.1) million, or 3.8%, from the $2.6 million of interest and financing expenses for the same period in 2016. The base management fee increased $0.4 million, or 19.0%, to $2.5 million for the three months ended September 30, 2017 due to higher average total assets during the three months ended September 30, 2017 as compared to the same period in 2016. The incentive fee for the three months ended September 30, 2017 was $3.0 million, a $0.9 million, or 42.9%, increase from the $2.1 million incentive fee for the three months ended September 30, 2016, which is comprised of an increase in the income incentive fee of $0.7 million and an increase in the capital gains incentive fee of $0.2 million during the three months ended September 30, 2017, as compared to the same period in 2016. The administrative service fee, professional fees and other general and administrative expenses totaled $0.8 million for both the three months ended September 30, 2017 and 2016.

Net investment income for the three months ended September 30, 2017 was $9.2 million, an increase of $2.5 million, or 37.3%, compared to net investment income of $6.7 million during the three months ended September 30, 2016, as a result of the $3.6 million increase in total investment income, partially offset by a $1.1 million increase in total expenses, including income tax provision.

For the three months ended September 30, 2017, the total net realized gain on investments was $6.3 million, as compared to total net realized (loss) on investments of $(6.0) million for the same period in 2016.

During the three months ended September 30, 2017, we recorded a net change in unrealized depreciation on investments of $(3.1) million attributable to (i) the reversal of net unrealized appreciation of $(5.5) million related to the exit, sale or restructuring of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $(5.1) million on debt investments and (iii) net unrealized appreciation of $7.5 million on equity investments. During the three months ended September 30, 2016, we recorded a net change in unrealized appreciation on investments of $7.8 million attributable to (i) the reversal of net unrealized depreciation of $11.0 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(1.7) million on debt investments and (iii) net unrealized depreciation of $(1.5) million on equity investments.

During the three months ended September 30, 2017, we recorded $0.3 million of income tax provision from realized gains on investments. During the three months ended September 30, 2016, we did not record any income tax provision from realized gains on investments.

As a result of these events, our net increase in net assets resulting from operations during the three months ended September 30, 2017 was $12.1 million, an increase of $3.5 million, or 40.7%, compared to a net increase in net assets resulting from operations of $8.6 million during the three months ended September 30, 2016.

Portfolio and Investment Activities

As of September 30, 2017, the fair value of our investment portfolio totaled $560.9 million and consisted of 58 active portfolio companies and five portfolio companies that have sold their underlying operations. As of September 30, 2017, three debt investments bore interest at a variable rate, which represented $26.1 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. Overall, the portfolio had net unrealized appreciation of $18.8 million as of September 30, 2017. As of September 30, 2017, our average active portfolio company investment at amortized cost was $9.3 million, which excludes investments in the five portfolio companies that have sold their underlying operations. The weighted average yield on debt investments as of September 30, 2017 was 13.3%. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses. The weighted average yields were computed using the effective interest rates for debt investments at cost as of September 30, 2017 including the accretion of original issue discount and loan origination fees, but excluding investments on non-accrual status, if any.

Third quarter 2017 investment activity included the following new portfolio company investments:

•	ControlScan, Inc., a leading provider of payments security, managed firewall and managed network solutions and one of the nation’s foremost PCI compliance companies. Fidus invested $7.8 million in subordinated notes, preferred equity and common equity.

•	Marco Group International OpCo, LLC, a manufacturer and distributor of surface preparation equipment, parts and supplies to industrial contractors primarily in the downstream energy, infrastructure and industrial markets. Fidus invested $12.8 million in subordinated notes and common equity.

•	Rhino Assembly Company, LLC, a leading value-added distributor of high-performance assembly tools and material handling equipment used in heavy manufacturing. Fidus invested $4.3 million in subordinated notes and preferred equity and committed $1.5 million in additional subordinated notes which was unfunded at close.

•	Tile Redi, LLC, a leading manufacturer and marketer of bathroom products for use in tiled showers. The company serves both “do-it-yourselfers” and commercial end users throughout the US, primarily selling into the home remodeling and renovation end markets. Fidus invested $10.2 million in senior secured loans.

•	Viverae, Inc., a provider of comprehensive health management solutions that help corporations reduce health care costs through improved employee health. Fidus invested $10.5 million in subordinated notes and preferred equity.

As of September 30, 2017, we had investments in one portfolio company on non-accrual status, which had an aggregate cost and fair value of $9.3 million and $4.2 million, respectively.

Liquidity and Capital Resources

As of September 30, 2017, Fidus had $46.9 million in cash and cash equivalents. SBA debentures outstanding were $216.3 million and unfunded SBA commitments totaled $42.0 million as of September 30, 2017. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of September 30, 2017. The weighted average interest rate on debt outstanding as of September 30, 2017 was 3.6%.

Subsequent Events

On October 17, 2017, we exited our debt and equity investments in Brook & Whittle Limited. We received payment in full on our subordinated notes. We sold our equity investments for a realized gain of approximately $1.0 million.

Fourth Quarter 2017 Dividend of $0.39 Per Share and Special Cash Dividend of $0.04 Per Share Declared

On October 30, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the fourth quarter of 2017, payable on December 27, 2017 to stockholders of record as of December 20, 2017. In addition, the Board of Directors declared a special cash dividend of $0.04 per share payable on December 27, 2017 to stockholders of record as of December 20, 2017.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2017 taxable income, as well as the tax attributes for 2017 dividends, will be made after the close of the 2017 tax year. The final tax attributes for 2017 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 3, 2017. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 94682008.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on November 3, 2017 until 11:59pm ET on November 8, 2017 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 94682008. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Investments, at fair value
Affiliate investments (cost: $111,953 and $113,995, respectively)	$135,515	$132,013
Non-control/non-affiliate investments (cost: $430,149 and $386,519 respectively)	425,394	392,441

Total investments, at fair value (cost: $542,102 and $500,514, respectively)	560,909	524,454
Cash and cash equivalents	46,868	57,083
Interest receivable	5,949	4,407
Prepaid expenses and other assets	1,127	798

Total assets	$614,853	$586,742

LIABILITIES
SBA debentures, net of deferred financing costs	$211,823	$219,901
Borrowings under Credit Facility, net of deferred financing costs	(246)	(462)
Accrued interest and fees payable	583	3,122
Management and incentive fees payable – due to affiliate	10,454	8,830
Administration fee payable and other – due to affiliate	472	570
Taxes payable	365	555
Accounts payable and other liabilities	234	441

Total liabilities	223,685	232,957

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,492,880 and 22,446,076, shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	24	22
Additional paid-in capital	372,998	340,101
Undistributed net investment income	8,556	9,626
Accumulated net realized (loss) on investments, net of taxes and distributions	(9,221)	(19,908)
Accumulated net unrealized appreciation on investments	18,811	23,944

Total net assets	391,168	353,785

Total liabilities and net assets	$614,853	$586,742

Net asset value per common share	$15.97	$15.76

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Investment Income:
Interest income
Affiliate investments	$2,506	$2,281	$7,219	$7,506
Non-control/non-affiliate investments	11,981	8,646	33,935	27,562

Total interest income	14,487	10,927	41,154	35,068
Payment-in-kind interest income
Affiliate investments	520	195	1,390	577
Non-control/non-affiliate investments	1,347	1,084	3,792	2,805

Total payment-in-kind interest income	1,867	1,279	5,182	3,382
Dividend income
Affiliate investments	325	201	871	857
Non-control/non-affiliate investments	108	728	835	1,063

Total dividend income	433	929	1,706	1,920
Fee income
Affiliate investments	79	266	226	279
Non-control/non-affiliate investments	1,139	987	3,169	2,199

Total fee income	1,218	1,253	3,395	2,478
Interest on idle funds and other income	43	43	110	106

Total investment income	18,048	14,431	51,547	42,954

Expenses:
Interest and financing expenses	2,491	2,648	7,476	7,902
Base management fee	2,486	2,055	7,202	6,043
Incentive fee	3,008	2,142	7,870	7,212
Administrative service expenses	318	356	1,009	1,044
Professional fees	294	226	1,004	961
Other general and administrative expenses	258	246	967	963

Total expenses	8,855	7,673	25,528	24,125

Net investment income before income taxes	9,193	6,758	26,019	18,829
Income tax provision	4	23	29	69

Net investment income	9,189	6,735	25,990	18,760

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses) on control investments	—	(12,041)	—	(12,041)
Net realized gains (losses) on affiliate investments	(47)	—	(21)	458
Net realized gains (losses) gains on non-control/non-affiliate investments	6,299	6,083	12,370	5,885
Net change in unrealized appreciation (depreciation) on control investments	—	12,041	—	11,423
Net change in unrealized appreciation (depreciation) on affiliate investments	4,794	2,017	5,544	8,180
Net change in unrealized appreciation (depreciation) on non-control/non-affiliate investments	(7,903)	(6,241)	(10,677)	(3,533)
Income tax provision from realized gains on investments	(277)	—	(1,662)	(205)

Net gain on investments	2,866	1,859	5,554	10,167

Net increase in net assets resulting from operations	$12,055	8,594	$31,544	$28,927

Per common share data:
Net investment income per share-basic and diluted	$0.38	$0.35	$1.12	$1.06

Net increase in net assets resulting from operations per share — basic and diluted	$0.49	$0.45	$1.36	$1.64

Dividends declared per share	$0.39	$0.39	$1.17	$1.17

Weighted average number of shares outstanding — basic and diluted	24,481,690	19,201,024	23,201,533	17,616,540

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2017 and 2016.

	($ in thousands) Three months ended September 30, (unaudited)		($ in thousands) Nine months ended September 30, (unaudited)
	2017	2016	2017	2016
Net investment income	$9,189	$6,735	$25,990	$18,760
Capital gains incentive fee expense	573	372	1,111	2,034

Adjusted net investment income	$9,762	$7,107	$27,101	$20,794

	(Per share) Three months ended September 30, (unaudited)		(Per share) Nine months ended September 30, (unaudited)
	2017	2016	2017	2016
Net investment income	$0.38	$0.35	$1.12	$1.06
Capital gains incentive fee expense	0.02	0.02	0.05	0.12

Adjusted net investment income (1)	$0.40	$0.37	$1.17	$1.18

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com